Exhibit 5.1 DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 www.dlapiper.com T 202.799.4000 F 202.799.5000

December 1, 2011

Scripps Networks Interactive, Inc.

312 Walnut Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-178192) (the “Registration Statement”) and the prospectus dated November 28, 2011, as supplemented by the prospectus supplement dated November 28, 2011 (together, the “Prospectus) of $500,000,000 aggregate principal amount of its 2.700% Senior Notes due 2016 (collectively, the “Securities”). The Securities were issued pursuant to an indenture dated as of December 1, 2011 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated December 1, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

We have reviewed the Registration Statement and the documents incorporated by reference therein; the Prospectus and the documents incorporated by reference therein; executed copies of the Base Indenture and Supplemental Indenture, including the forms of the global certificates representing the Securities; and copies of the Company’s Articles of Incorporation and Bylaws certified by the Secretary of State of Ohio and the corporate secretary of the Company, respectively. In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized and, when the Securities have been executed and authenticated as specified in the Indenture and delivered and paid for in the manner described in the Prospectus, the Securities will be validly issued by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company according to their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal laws of the United States of America, the laws of the State of New York or the Ohio General Corporation Law that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities) and (b) such opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and the effect of general principles of equity (regardless of whether considered in equity or at law).

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinion is limited to those portions of the federal laws of the United States of America, the laws of the State of New York and the Ohio General Corporation Law that in our experience normally are applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities (including the constitution of the State of New York and the constitution of the State of Ohio and the judicial decisions interpreting the foregoing).

The opinion expressed in this letter is rendered to you as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to supplement this opinion in the event of any change in applicable law, or in the event that any laws may take effect after the date hereof, or in the event of any change in the facts upon which any opinion herein is based.

We hereby consent to the use of our name in the Prospectus, under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 1, 2011. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)